                                                                      Exhibit 99

Supplementary Information Required Pursuant to Section 9.4 of the Partnership Agreement (Unaudited)

1.   Statement of Cash Available for Distribution:

                                                                           Year Ended            Three Months Ended
                                                                        December 31, 2003         December 31, 2003
                                                                     ------------------------  ------------------------
      Net income                                                     $        736,000          $               184,000
      Add:    Depreciation charged to income not affecting cash
              available for distribution                                      106,000                           27,000
              Minimum lease payments received, net of interest
              income earned, on leases accounted for under the
              financing method                                                 27,000                            7,000
              Cash from reserves                                              134,000                          352,000
      Less:   Mortgage principal payments                                     (58,000)                               -
                                                                     ------------------------- ------------------------

      Cash Available for Distribution                                $        945,000          $               570,000
                                                                     ========================  ========================
      Distributions allocated to General Partners                    $         76,000          $                46,000
                                                                     ========================  ========================
      Distributions allocated to Limited Partners                    $        869,000          $               524,000
                                                                     ========================  ========================

2. Fees and other compensation paid or accrued by the Partnership to the General Partners, or their affiliates during the three months ended December 31, 2003:

        Entity Receiving                                  Form of
          Compensation                                 Compensation                                  Amount
     -----------------------                -------------------------------------------            ---------
Winthrop Management LLC                     Property Management Fees                               $   4,000

WFC Realty Co., Inc.
(Initial Limited Partner)                   Interest in Cash Available for Distribution            $     262

One Winthrop Properties, Inc.
(General Partner)                           Interest in Cash Available for Distribution            $  17,100

Linnaeus - Hampshire Realty
Limited Partnership
(General Partner)                           Interest in Cash Available for Distribution            $  28,500

Quadrangle Associates I LLC
(Limited Partner)                           Interest in Cash Available for Distribution            $ 125,024

Londonderry Holdings LLC
(Limited Partner)                           Interest in Cash Available for Distribution            $   1,310


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